UNITED   STATES
                        SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                   Form S-8
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    Magnum   d'Or Resources Inc.
              (Exact name of Registrant as specified in its charter)


                        Digital World Cup Inc.
                    (Former  name of Registrant)


 Nevada                                 98-02152222
(State or other jurisdiction of       (I.R.S. Employer
incorporation or organization)       Identification No.)



       305 Lakeshore Road East, Oakville, Ontario L6J 1J3
   (Address of Principal Executive Offices including zip code)

             2003 Consulting Services Plan
                (Full title of the plan)


                 Christopher J. Moran, Jr.
                 4625 Clary Lakes Drive
                 Roswell, Georgia 30075
             (Name and address of agent for service)

                         (770) 518-9542
  (Telephone number, including area code, of agent for service)


Title of   Amount to   Proposed    Proposed    Amount of
each       be          maximum     maximum     registration
class of   registered  offering    aggregate   fee
securities             price per   offering
to be                  share       price
registered


Common     20,000,000  $0.04       $800,000.00 $64.72
stock      shares
$.001 par
value


1) Computed pursuant to Rule 457 [c] of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per unit, maximum aggregate offering price and registration fee is based upon the average of the high and the low price on the NASDAQ OTC Bulletin Board for the common stock on June 16, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428(b)(1), the information required by Part 1 is included in documents sent or given to the relevant officers, directors, employees, consultants or advisors of Magnum d' Or Resources Inc., formerly known as Digital World Cup, Inc., a Nevada corporation ("Registrant").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(A) Registrant's Form 10-KSB as filed for the year ended September 30, 2002. Registrant's Form 10-QSB as filed for the periods ended December 31, 2002 and March 31, 2003. Registrant's Forms 8-K as filed on March 12, 2003, March 28, 2003 and on April 7, 2003. Registrant's Form S-8 Registration Statement as filed on April 8, 2003 and Registrant's Form 10-QSB as filed on May 15, 2003.

(B) All other reports which may be filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant's Form 8-A for the year ended September 30, 2002, prior to the filing of a post effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

(C) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4. Description of Securities.

Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

Not Applicable.



Item 6.  Indemnification of Officers and Directors.

          Under the Nevada Business Associations Act (the Business Association Act) Title 7, Chapter 78, directors of the Company will be liable to the Company or its shareholders for (a) the amount of a financial benefit received by the director to which the director is not entitled; (b) an intentional infliction of harm on the Company or its shareholders; (c) certain unlawful distributions to shareholders; and (d) an intentional violation of criminal law. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

          The Company's Articles require the Company to indemnify each director and officer of the Company and his or her respective heirs, administrators, and excutors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which he or she may be made a party by reason of the fact that he or she is or was a director or officer of the Company, to the full extent permitted by the laws of the state of Nevada now existing or as such laws may hereafter be amended. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

          The Company may, at the discretion of the board of directors, indemnify any person who is or was a party or is threatened to be made party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another company, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action or suit was brought shall determine on the application that despite the adjudication of liability but in the view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as to the court deems proper.

          The Company's Bylaws permit the Company to purchase and maintain insurance on behalf of any Director, Officer, Agent or employee whether or not the Company would have the power to indemnify such person against the liability insured against.



Item 7.  Exemption from Registration Claimed



Not Applicable






Item 8.  Exhibits.



INDEX TO EXHIBITS


  Regulation S-B Exhibit
          Number            Description



      (3)(i)(a)             Articles of Incorporation (1)
      (3)(ii)(a)            ByLaws (1)
      (5)                   Opinion of Counsel
      (21)                  Subsidiaries of the Registrant (1)
      (23) (a)              Consent of Counsel (Included in Exhibit 5)
      (23) (b)              Consent of CPA
      (99) (a)              Registrant's  Revised  2003  Consulting

Agreement is attached to Registrant's Form 8-K of even date.

(1)      Incorporated  by  reference from Registrant's  Form  8-A
Registration Statement as filed on October 26, 2000.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration
Statement to:

     (A) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (B)   Reflect  in the prospectus any facts or events  which,
individually or together, represent         a fundamental  change
in   the   information   in  the  registration   statement;   and
notwithstanding              the  foregoing,  any   increase   or
decrease  in  volume of securities offered (if the  total  dollar value  of securities offered would not exceed that  which
was  registered) and any deviation             from  the  low  or
high of the estimated maximum offering range may be reflected  in
the form         of prospectus filed with the Commission pursuant
to  Rule  424(b) if, in the aggregate, the            changes  in
the  volume and price represent no more than twenty percent (20%)
change in the       maximum aggregate offering price set forth in
the"Calculation  of Registration Fee"  table  in              the
effective registration statement.

     (C) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(4) For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.


(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakville, Province of Ontario, CANADA on June 16, 2003.



                              Magnum d' Or Resources Inc..

Dated:  June 16, 2003
                                  By:__/s/__Reno J. Calabrigo________

                                   Reno J. Calabrigo
                                   President, Secretary and
Director



          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Dated:  June 16, 2003                          By:

                         /s/Reno J. Calabrigo
                            Reno J. Calabrigo , Director,
                            Principal Executive Officer
                            and Principal Financial Officer

Dated:  June 16, 2003                          By:
              /s/  Janet Winklar
                   Janet Winklar, Treasurer and  Director











                            EXHIBIT 5

                 CHRISTOPHER J. MORAN, JR.
                      Attorney at Law
                 4625 Clary Lakes Drive
                 Roswell, Georgia 30075



Telephone                                       Telecopier
(770) 518-9542                               (770) 518-9640

June 16, 2003


U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549


Re:  Magnum d'Or Resources Inc.
     SEC File Number 005-62197
     Form S-8 Registration Statement
     Exhibit Numbers 5 and 23(a)

     Any no par value common shares of Magnum d'Or Resources Inc. sold pursuant to the captioned Form S-8 Registration Statement shall be legally issued, fully paid and non-assessable under the laws of the State of Nevada. This opinion opines upon Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

       The law firm of Christopher J. Moran, Jr., Attorney at Law consents to be named in the captioned Form S-8 Registration
Statement and further consents to the use of this opinion and consent in the captioned Form S-8 Registration Statement.




                                   Christopher J. Moran, Jr.
                                   Attorney at Law


                                   By:_/S/__ Christopher J. Moran, Jr.__
                                             Christopher J. Moran, Jr.


                          EXHIBIT 23(b)





CONSENT   OF  INDEPENDENT   CHARTERED ACCOUNTANT

As an Independent Chartered Accountant, I hereby consent to the incorporation by reference in this Form S-8 Registration Statement of Magnum d'Or Resources Inc. of my Audit Report dated December 18, 2002 included in the Form 10-KSB annual report of Digital World Cup. Inc. and to all references to my Firm included in this registration statement.


Yours Truly,


______________/S/___________________
 MacCallum Horn Chartered Accountants


June 16, 2003